EXECUTIVE SEVERANCE AGREEMENT

         This EXECUTIVE SEVERANCE AGREEMENT ("Agreement") is made as of April 11, 2000, between Centennial Technologies, Inc., a Delaware corporation (the "Company"), and Richard J. Pulsifer ("Executive").

         WHEREAS, the Executive is employed by the Company as a Vice President; and

         WHEREAS, the parties desire to set forth their respective rights and obligations in the event Executive ceases to be employed by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERMINATION. Executive's employment hereunder may be terminated under the following circumstances:

         (a)  Death.   Executive's employment hereunder shall terminate upon his
death.

         (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

         (c) Termination by Company For Cause. At any time the Company may terminate Executive's employment hereunder for Cause if such termination is approved by a majority of the Board of Directors of the Company (the "Board") at a meeting of the Board called and held for such purpose. Executive shall be given notice of any such meeting of the Board and shall be afforded the opportunity to make an oral presentation and provide written materials to the Board. For purposes of this Agreement, "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Sections 3 or 4 of this Agreement; or

(E) a violation by Executive of the Company's employment policies which has continued following written notice of such violation from the Board.

         (d) Termination Without Cause. At any time the Company may terminate Executive's employment hereunder without Cause if such termination is approved by the Chief Executive Officer of the Company. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Section 1(c) or result from the death or disability of the Executive under Section 1(a) or (b) shall be deemed a termination without Cause.

         (e) Termination by Executive. At any time Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. Executive agrees, if requested at any time by the Company, to continue to work for the Company and to assist in the transition of his duties and responsibilities to another person for 30 days following his Notice of Termination (as defined below). For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events:
(A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (B) demotion of Executive from his position as Vice President of the Company; (C) an involuntary reduction in Executive's salary except for across-the-board reductions similarly affecting all or substantially all senior executives of the Company; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed to a location more than fifty
(50) miles from such offices, or the requirement by the Company that Executive be based anywhere other than such offices on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (F) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Section 6. "Good Reason Process" shall mean that (i) Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event in a manner acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

         (f) Notice of  Termination.  Except for  termination  as  specified  in
Section 1(a), any termination of Executive's employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

         (g) Date of Termination. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Section 1(b) or by the Company for Cause under Section 1(c), the date on which Notice of Termination is given; and (C) if Executive's employment is terminated by the Company under Section 1(d), or terminated by the Executive under Section 1(e), thirty (30) days after the date on which a Notice of Termination is given.

2. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) Death of Executive. If Executive's employment terminates by reason of his death, the Executive's beneficiaries shall receive the proceeds of the applicable life insurance policies maintained by or through the Company, subject to the terms and conditions thereof. Upon the death of the Executive, the Executive's options to purchase stock of the Company which would have vested within 90 days following the Date of Termination had he remained as an employee of the Company shall be deemed vested as of the Date of Termination. The Executive's estate or other legal representatives shall have the remaining option term to exercise all stock options which were vested as of the Date of Termination or which vested effective as of such date pursuant to the immediately preceding sentence.

         (b) Disability of Executive. During any period that Executive fails to perform his duties as an employee as a result of incapacity due to physical or mental illness, Executive shall receive at the election of the Company either his then current salary or the applicable benefits to which he would be entitled pursuant to any short-term or long-term disability benefits program maintained by the Company, in each case until Executive's employment is terminated due to disability in accordance with Section 1(b) or until Executive terminates his employment in accordance with Section 1(e), whichever first occurs. Following such termination, Executive may receive benefits under the Company's long-term disability plan subject to the terms and conditions thereof. Upon the Date of Termination, the Executive's options to purchase stock of the Company which would have vested within 90 days following the Date of Termination had he remained as an employee of the Company shall be deemed vested as of the Date of Termination. The Executive shall have the remaining option term to exercise all stock options which were vested as of the Date of Termination or which vested effective as of such date pursuant to the immediately preceding sentence.

         (c) Termination by Executive. If Executive's employment is terminated by Executive other than for Good Reason as provided in Section 1(e), then the Company shall have no further obligations to Executive provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination shall cease to be exercisable by Executive 90 days after the Date of Termination or the end of the option term, if earlier.

         (d) Termination without Cause. If Executive terminates his employment for Good Reason as provided in Section 1(e) or if Executive's employment is terminated by the Company without Cause as provided in Section 1(d), then, subject to the execution by Executive of a general release of claims in a form and manner satisfactory to the Company, Executive shall receive the following benefits.

                  (i) Executive shall be paid severance pay equal to his salary for the following number of months following the Date of Termination based on the number of full calendar months Executive was employed by the Company:

                  Number of Full Calendar             Number of Months of Salary
                  Months Employed by Company          to be paid to Executive
                  --------------------------          -----------------------

                  Less than 12 months                         6
                  12 months or more but less                  9
                       than 24 months
                  24 months or more                           12


         The amount of such severance pay shall be based on Executive's salary in effect on the date Notice of Termination is given. The severance payment may be paid at the discretion of the Company either (A) in a single lump-sum amount payable within 30 days following the Date of Termination, or (B) in bi-weekly installments (without interest) consistent with the Company's normal policies for the payment of its executives. Executive shall be responsible for all taxes payable on the severance payments and the Company is authorized to withhold from any such payment the appropriate withholding amounts.

                  (ii) The Company shall provide Company-paid coverage under its general medical and dental plans (as they may be modified or amended from time to time) for Executive for that number of months following the Date of Termination equal to the applicable number of months of severance pay that the Company is required to pay Executive under
         Section 2(d)(i) above. Notwithstanding the foregoing, the Company's obligation under this Section 2(d)(ii) shall terminate as soon as Executive is eligible to be covered under any other medical or dental plan, including any plan of any subsequent employer of Executive. Executive agrees to give prompt written notice to the Company whenever he becomes eligible to participate in any other medical or dental plan.

                  (iii) Upon the date of Termination, the Executive's options to purchase stock of the Company which would have vested within 90 days following the Date of Termination had he remained an employee of the Company shall be deemed vested as of the Date of Termination. Executive shall have the remaining option term to exercise all stock options which were vested as of the Date of Termination or which vested effective as of such date pursuant to the immediately preceding sentence.

         (e) Termination for Cause. If Executive's employment is terminated by the Company for Cause as provided in Section 1(c), then the Company shall have no further obligations to Executive, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto. In addition, all unvested stock options held by Executive as of the Date of Termination shall immediately terminate and be of no further force and effect. In addition, all vested but unexercised stock options held by Executive as of the Date of Termination shall cease to be exercisable by Executive 90 days after the Date of Termination or the end of the option term, if earlier.

         (f) Construction. Executive may be a party to an Executive Retention Agreement which provides for benefits in the event Executive is terminated following a change in control of the Company (a "Change in Control Agreement"). In the event Executive is entitled to receive benefits under both this Agreement and a Change in Control Agreement, then Executive shall not receive benefits under both such agreements but instead must elect in writing within 20 days following his Date of Termination under which such agreement he will receive benefits. If Executive fails to make such election within such time period, then the Company shall have the right to elect under which such agreement it will pay benefits. The election made by Executive or the Company as set forth in this
Section 2(f) is irrevocable, and once made the agreement not selected shall immediately terminate and become null and void.

3. UNAUTHORIZED DISCLOSURE.

         (a) Confidential Information. Executive acknowledges that in the course of his employment with the Company, he has been allowed to become, and will continue to be allowed to become, acquainted with the Company's business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company's and its affiliates' operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the Company's and its affiliates' business. Executive understands and acknowledges that the Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that
(i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company's industry, other than as a result of any action or inaction by Executive; or (iv) such information has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company.

         (b) Heirs, successors, and legal representatives. The foregoing provisions of this Section 3 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Section 3 shall survive the termination of this Agreement for any reason.

4. COVENANT NOT TO COMPETE. EXECUTIVE AGREES AS FOLLOWS:

         (a) Noncompetition. During Executive's employment with the Company and for the Post-Termination Period (as defined below), Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive in any geographic area with any of the Company's products which are produced by the Company or any affiliate of the Company as of the date of Executive's termination of employment with the Company; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of any publicly held company. As used herein, "Post-Termination Period" means the period following termination of Executive's employment with the Company for any reason whatsoever equal to the longer of 12 months or the period for which the Executive is receiving any benefits from the Company pursuant to Section 2 hereof.

         (b) Nonsolicitation. During Executive's employment with the Company and for the Post-Termination Period, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or any affiliate of the Company to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company without providing the Company with ten
(10) days' prior written notice of such proposed employment.

5. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         if to the Executive:

                  At his home address as shown
                  in the Company's personnel records;

         if to the Company:

                  Centennial Technologies
                  7 Lopez Road
                  Wilmington, MA 01887
                  Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.

7. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9. ARBITRATION; OTHER DISPUTES. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of
Section 3 or 4 hereof. In addition, in the event Executive violates any of the provisions of Section 4, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of the covenant contained in Section 4 shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation. Furthermore, should a dispute occur concerning Executive's mental or physical capacity as described in Section 1(b) or 2(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

10. THIRD-PARTY AGREEMENTS AND RIGHTS. Executive represents to the Company that Executive's employment with the Company does not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

11. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall provide Executive with compensation on an hourly basis (to be based on his salary in effect at the Date of Termination) for requested litigation and regulatory cooperation that occurs after his termination of employment.

12. MISCELLANEOUS. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Any references herein to any year shall mean the fiscal year of the Company. Any use of masculine terms such as "he" or "his" shall be deemed to mean the corresponding feminine terms if the Executive is female. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

         IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument effective on the date and year first above written.

                                                   CENTENNIAL TECHNOLOGIES, INC.


                                                   By:  /S/ L. MICHAEL HONE
                                                        ------------------------
                                                        L. Michael Hone,
                                                        Chief Executive Officer


                                                   EXECUTIVE

                                                   RICHARD J. PULSIFER
                                                   -----------------------------
                                                   Richard J. Pulsifer